REAL ESTATE SALE AND PURCHASE

                      AGREEMENT WITH LEASE

     THIS AGREEMENT is entered into this 7th day of June, 1989, by and among SUMMIT ENTERPRISES, LTD., a Nevada corporation, hereafter referred to as "Summit", "Buyer" or "Lessor", and BENSON LABORATORIES, INC., d/b/a ALOELABORATORIES, INC., a Texas corporation, hereafter referred to as "AloeLabs", "Seller" or "Lessee", and R.C. BENSON, ANTHONY S. BENSON and TODD
C. BENSON, shareholders of AloeLabs, hereafter referred to as "Shareholders".

                           WITNESSETH

     WHEREAS, Seller is the owner of real property with building improvements located thereon in Cameron County, Texas;

     WHEREAS, Seller desires to sell said real property and improvements to Buyer as set forth below; and

     WHEREAS, Buyer desires to purchase said real property and improvements from Seller as set forth below; and

     WHEREAS, Buyer desires to make additional improvements upon the real property; and

     WHERAS, Seller desires to lease the real property and improvements from Buyer following the acquitions of title by Buyer; and

     WHEREAS, Buyer owns certain equipment, machinery and other personal property and desires to acquire more of the same, and lease such items to Seller as provided below; and

     WHEREAS, Seller manufactures Aloe Vega gel, and other Aloe Vera plant products; and

     WHEREAS, as a material part of this Agreement, Buyer desires to obtain a consistent supply of Aloe Vera gel for its own business purposes, as set forth herein;

     NOW, THEREFORE, for and in exchange of the consideration herein set forth, the parties do covenant, stipulate and agree as follows:


     REAL ESTATE SALE AND PURCHASE AGREEMENT WITH LEASE - 1

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                   ARTICLE I -- REAL PROPERTY

     For and in consideration of the purchase price set forth in Article II below, Seller shal sell, transfer and convey to Buyer by good and sufficient warranty deed, and Buyer shall purchase from Seller the following real property, with improvements located thereon, located in Cameron County, Texas, to-wit:

                    (SEE ATTACHED SCHEDULE 1, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE AS THOUGH SET FORTH IN FULL.)

     Said real property and its improvements shall hereafter be referredc to as the "real property" and consists of approximately 4.912 acres, more or less, upon which an aloe plant processing and manufacturing facility and other improvements are located, and upon which additional improvements may be constructed. This real property is more commonly referred to as being located at 6908 West Expressway 83, Harlingen, Texas 78551. The improvements currently located thereon consisting of 2,000 square feet, more or less, of office space, and 10,000 square feet, more or less, of warehouse manufacturing space. The plan of the existing facility is generally as set forth in Exhibit "A" which is attached hereto, and incorporated herein by this reference.

                  ARTICLE II -- PURCHASE PRICE

     The purchase price which Buyer agrees to pay and Seller agrees to accept for the sale, transfer and conveyance of the real property to Buyer is Three Hundred Thirty-six Thousand Five Hundred Seventy-five Dollars ($336,575.00), which consists of Two Hundred Ninety-nine Thousand Five Hundred Seventy-five and No/100 Dollars ($299,575.00) for the building and improvements located on the real property, as they existed prior to April 30, 1988, the date when AloeLabs first took possession thereof, Twenty Thousand and No/100 Dollars ($20,000.00) for improvements made or to be made by AloeLabs after April 30, 1988, and Seventeen Thousand and No/100 Dollars ($17,000.00) as additional consideration, and other consideration.

     As partial consideration, Buyer shall pay the foregoing Three Hundred Thirty-Six Thousand Five Hundred Seventy-five Dollars ($336,575.00) price as follows:

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               (a)  Ten Thousand and No/100 Dollars ($10,000.00)
          contemporaneously herewith.

               (b) The balance thereof, consisting of Three Hundred Twenty-six Thousand Five Hundred Seventy-five Dollars ($326,575.00) is due and payable at closing.

       ARTICLE III -- CLOSING, TITLE AND TITLE INSURANCE

     Closing shall be on or before July 15, 1989. The closing agent shall be Raymond Jenkins, Attorney at Law; and each party shall pay one-half (1/2) of the closing fees and expenses listed on Schedule 2, which is attached. At closing, Seller shall convey good and marketable title to the real property by warranty deed, and shall furnish Buyer standard ATLA form of title insurance for the full purchase price thereof, insuring marketable title thereto. Notwithstanding the foregoing, prior to closing a standard form of title commitment shall contain exceptions to clear and marketable title, if any. Summit shall have three (3) days from its receipt of the title commitment in which to object to any such exceptions. Any objections, if any, shall be delivered to AloeLabs in writing and shall be cleared at or before closing.

                    ARTICLE IV -- LEASE BACK

     AloeLabs hereby agrees to, and effective from the date of closing, does and shall, lease from Summit and Summit hereby agrees to, and effective from the date of closing, does and shall, lease to AloeLabs the real property together with al buildings and improvements thereon for a period terminating on July 1, 1999, unless earlier terminated as provided below. Consideration for this Lease is set forth in Article VII below.

                ARTICLE V -- OTHER IMPROVEMENTS

     After closing, Summit agrees to, and shall, provide and arrange for additional building expansion and improvements on and to the existing improvements or real property, together with additional manufacturing production equipment. The proposed additional building expansion is generally described on Exhibit "B" attached hereto. The proposed additional manufacturing equipment is described on the attached Exhibit "C". Provided, however, in the event the additional expansion and additional production equipment cost to Summit shall exceed a combined total of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), any such excess expenditure, and the additional expansion and production equipment represented by such excess, shall be made only upon the express written

     REAL ESTATE SALE AND PURCHASE AGREEMENT WITH LEASE - 3

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consent of both Summit and AloeLabs. Absent such consent, Summit shall not be required to provide and arrange for such items which are represented by such excess. Provided, further, neither party shall be required to give such consent.

      ARTICLE VI -- LEASE OF EXISTING AND OTHER EQUIPMENT

     In addition to the real property and improvements leased by AloeLabs above, as a part of this lease for the time periods specified in this agreement, and for the consideration set forth in Article VII below (which consideration formula is adjusted as provided therein to reflect Summit's cost of providing the same), after closing Summit shall lease to AloeLabs all of the additional building expansion improvements and additional manufacturing production equipment described in the preceding Article upon their acquisition by Summit.

     Prior to the execution of this Agreement, Summit purchased equipment valued at $84,123.00, which equipment is now in the possession of, and being used by AloeLabs. The purchase of said equipment is hereby affirmed by the parties, and is more fully described in the following letters attached hereto respectively as Exhibits "D", "E" and "F":

                         (a) Letter of December 29, 1988, equipment investment by Summit for $30,100.00;

                         (b) Letter of February 23, 1989, equipment investment of $42,000.00.

                         (c) Letter of April 25, 1989, equipment investment of $12,023.00.

     Said equipment is a part of this lease agreement for the periods specified herein, the consideration for which is set forth in Article VII (which consideration formula is adjusted as provided therein to reflect said $84,123.00 price paid by Summit).

               ARTICLE VII -- LEASE CONSIDERATION

     As consideration for the lease of the real property, its buildings and all other improvements and machinery, equipment or other items leased by AloeLabs from Summit as provided in Articles IV through VI above, AloeLabs shall pay Summit the amounts set forth below. Provided, however, subject to
Article VIII below, said lease payments are to be paid by AloeLabs in gallons of One Hundred Percent (100%) undiluted Aloe Vera gel (hereafter "gel") which shall be fully stabilized, suitable for export purposes and packaged in fifty-five (55) gallon drums. This gel shall also be the same in all material respects, including, but not necessarily limited to, the ingredients, chemical components, quality and nature of such gel which was shipped by AloeLabs to Summit at all times prior to May 1, 1989. Said drums are to be delivered to Summit FOB the leased premises, and to the extent reasonably possible for all shipments of gel to Summit, AloeLabs shall credit Summit's invoice for the monthly shipments of said gel on the second full container of gel shipped each month.

     The monthly amount of gel to be paid to Summit by AloeLabs during the term of this lease shall be calculated as follows (partial months, if any, shall be prorated):

          The total amount of Summit's principal investment paid for the real property, all improvements on the real property, and all machinery, equipment or other assets which Summit has and which are being leased by AloeLabs, which amount shall include, but is not limited to, Three Hundred Thirty-six Thousand Five Hundred Seventy-five and No/100
     Dollars ($336,575.00), as specified in Article II above, plus Eighty-four Thousand One Hundred Twenty-three and No/100 Dollars ($84,123.00), as set forth in Article VI above; however, said amount shall not include closing costs paid by Summit in connection herewith. The amount so determined shall be calculated by Summit, and a list thereof shall be furnished to AloeLabs.

          If additional principal investment is incurred during any month, that amount shall be added to the total amount as of the date incurred, and additional monthly rent incurred as a result thereof shall be prorated for the actual number of days after said amount is added.

          The first $600,000.00 thereof shall be divided by $539.00. The resulting figure (rounded to the nearest whole number in the same manner as described above) shall be the number of gallons of gel which shall be paid, based upon the first $600,000.00 of the total principal investment for each month. (For partial months in the period, that number of gallons shall be adjusted by multiplying that number by a fraction, the numerator of which equals the number of the days of the month to be included, and the denominator of which is the total number of days in the month. The resulting figure shall be rounded off to the nearest whole gallon.)

          With respect to that protion of Summit's total principal investment which exceeds $600,000.00, the amount of such excess shall be divided by

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          $566.00, the resulting figure (rounded to the nearest whole number in the same manner as desrcribed above) shall be the number of gallons of gel which shall be paid based upon that portion of Summit's principal investment which exceeds $600,000.00. For partial months, the figure shall be prorated and adjusted in like manner as is described above.

          the total gallons of gel to be paid for any applicable month shall be the sum of the gallons based upon the first $600,000.00 of Summit's principal investment, plus the number of gallons based upon the investment in excess of $600,000.00.

          By way of example, if Summit's total principal investment from August 1, 1989, through August 20, 1989, is $552,000.00, and if it pays for additional capital improvements to the real property on August 21, 1989, so that its total principal investment from August 21, 1989, through August 31, 1989, is $637,000.00, then August's lease payment from AloeLabs to Summit would be calculated as follows:

                    August 1 through August 20 = 20 days
          $552,000.00 divided by $539 = 1,024.00
          1024.00 x 20
                           ___
                     31 = 1024.00 x .6452 = 661
                         gallons of gel

          August 21 through August 31 = 11 days
          $600,000.00 divided by $539.00 = 1113
          $37,000.00 divided by $566.00 = 65

_______
                                                  1178
          1178 x 11
                                  ____
               31 =
          1178 x .3548 = 418 gallons of gel

          Total rent for August = 661 + 418 = 1079
                         gals. of gel

           ARTICLE VIII - ALTERNATIVE TO GEL PAYMENTS

     If there shall be little or no demand for Aloe Vera products, or a significant and material decline in the market for Aloe Vera products in Japan;